April 25, 2006

FOR IMMEDIATE RELEASE

Press Contact: Douglas C. Sandvig
Senior Vice President,
Treasurer and Chief Financial Officer
Smithway Motor Xpress Corp.
(515) 576-7418

SMITHWAY REPORTS 107% INCREASE IN FIRST QUARTER EARNINGS

FORT DODGE, IOWA (PR Newswire) April 25, 2006—Smithway Motor Xpress Corp. (Nasdaq Capital Market: SMXC) announced today financial and operating results for the first quarter ended March 31, 2006.

For the quarter, net earnings improved 107% to $1,043,000 compared to $503,000 for the same quarter in 2005.

For the first quarter of 2006, operating revenue increased approximately 16% to $57.7 million from $49.7 million for the corresponding quarter in 2005. Operating revenue, excluding fuel surcharge revenue of $8.2 million, increased approximately 10% to $49.5 million from $44.8 million, excluding fuel surcharge revenue of $4.9 million, for the corresponding quarter in 2005. For the first quarter of 2006, net earnings were $1,043,000, or $0.21 per basic and diluted share, compared with net earnings of $503,000, or $0.10 per basic share and diluted share, for the same quarter in 2005.

G. Larry Owens, President and Chief Executive Officer, commented, “This is only the second time in our company’s history that first quarter net earnings have exceeded $1.0 million. We have been profitable for each of the past nine quarters and our earnings per share for the past twelve months ($0.95) are higher than any other twelve month period since 1999. Our operating ratio, excluding fuel surcharge revenue, for the quarter was 95.3% compared to 97.0% during the first quarter of 2005, a 170 basis improvement.

“Our improvement in earnings has been slowed somewhat by increasing costs. During the quarter, average fuel prices increased 22% to $2.39 per gallon compared to $1.96 per gallon in the first quarter of 2005. Increased fuel surcharge revenue mitigated approximately 89% of this price increase. Also, during the past twelve months we increased driver wages twice in response to the market and we raised driver wages again on April 1, 2006.

“We are proud of what we have accomplished yet we are not satisfied. We continually work to contain costs, improve our operations and bring on new business in order to have a positive impact on future earnings.”

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “SMXC.”

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “plans,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure to sustain the recent return to quarterly and annual operating profitability, which could result in violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers’ business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers’ compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data and operating statistics)

	Three months ended
	March 31,
	(unaudited)
	2005	2006

Operating revenue:
Freight	$49,447	$57,277
Other	277	412

Operating revenue	49,724	57,689

Operating expenses:
Purchased transportation	16,368	20,553
Compensation and employee benefits	13,660	15,129
Fuel, supplies, and maintenance	11,078	12,758
Insurance and claims	2,008	1,433
Taxes and licenses	873	954
General and administrative	1,942	1,866
Communications and utilities	331	344
Gain on disposal of assets	(540)	(562)
Depreciation and amortization	2,678	2,864

Total operating expenses	48,398	55,339

Earnings from operations	1,326	2,350

Other (expense) income:
Interest expense	(369)	(501)
Interest income	33	18

Earnings before income taxes	990	1,867
Income tax expense	487	824

Net earnings	$503	$1,043

Basic earnings per share	$0.10	$0.21
Diluted earnings per share	$0.10	$0.21
Basic weighted average common shares outstanding	4,903,845	4,971,624
Diluted weighted average common shares outstanding	5,022,379	5,075,565
OPERATING STATISTICS
Operating ratio (1)	97.3%	95.9%
Operating ratio, excluding fuel surcharges (2)	97.0%	95.3%
Average operating revenue per tractor per week	$3,107	$3,500
Average revenue per tractor per week (3)	$2,672	$2,816
Average revenue per seated tractor per week (3)	$2,746	$2,877
Average length of haul in miles	630	623
Average revenue per loaded mile (3)	$1.52	$1.61
Ending company tractors	787	793
Ending owner/operators tractors	446	476
Ending trailers	2,075	2,139
Weighted average tractors	1,231	1,268

(1) Operating expenses divided by operating revenue.
(2) Operating expenses minus fuel surcharge revenue, divided by operating revenue excluding fuel surcharge revenue.
(3) Excludes fuel surcharge, brokerage, and other revenue. For the three months ended March 31, 2005 and 2006, brokerage revenue was $1,801 and $2,661.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	March 31,
	2005	2006
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$168	$346
Receivables, net	19,820	21,228
Inventories	938	993
Prepaid expenses and other	5,705	6,365

Total current assets	26,631	28,932

Property and equipment	121,126	119,996
Less accumulated depreciation	59,704	58,669

Net property and equipment	61,422	61,327

Other assets	2,058	2,058

Total assets	$90,111	$92,317

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current debt	$8,363	$8,344
Accounts payable and accrued expenses	17,351	19,224

Total current liabilities	25,714	27,568

Long-term debt	25,185	24,487
Deferred income taxes	11,734	11,729

Total liabilities	62,633	63,784

Stockholders’ equity	27,478	28,533

Total liabilities and stockholders’ equity	$90,111	$92,317